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                                                                     EXHIBIT 2.2

                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

        This AMENDMENT NO. 1, dated February 27, 2004 (this "Amendment No. 1"), to the Agreement and Plan of Merger, dated as of December 22, 2003 (the "Agreement"), by and among Solo Cup Company, an Illinois corporation ("Parent"), Solo Acquisition Corp., a Delaware corporation ("Merger Sub"), and SF Holdings Group, Inc., a Delaware corporation (the "Company").

        WHEREAS, the parties hereto desire to amend and supplement certain provisions of the Agreement; and

        WHEREAS, Section 11.2 of the Agreement provides in relevant part that the Agreement may be amended, modified and supplemented by the parties thereto by an instrument in writing signed on behalf of each of the parties thereto.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. Unless the context otherwise requires, references in the Agreement to "this Agreement" shall be deemed to be references to the Agreement as amended and supplemented by this Amendment No. 1.

2. The Agreement shall be amended and supplemented by the addition of the following sentence after the first sentence in Section 1.4 of the
        Agreement:

               At Parent's election, the Merger may alternatively be structured so that at the Effective Time, Merger Sub is a wholly-owned Subsidiary of an affiliate of Parent.

3. Section 3.8(a) of the Agreement shall be amended and restated in its entirety as follows:

               (a) The Company will cause to be delivered to Parent, two business days prior to Closing, (i) an estimated statement of the consolidated Working Capital of the Company (calculated in a manner consistent with Exhibit 3.8(c)(i)) as of 11:59 p.m. on February 22, 2004 (the "ESTIMATED WORKING CAPITAL STATEMENT") to be prepared in good faith in conformity with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with the Target Working Capital and (ii) a certificate as to the preparation of the Estimated Working Capital Statement executed by the chief financial officer and chief executive officer of the Company. Parent and its representatives shall have full access to all relevant books and records and employees of the Company in connection with the Company's preparation of the Estimated Working Capital Statement. On

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               February 21, 2004 and February 22, 2004 (the "INVENTORY DATE"),
               the Company, Parent and/or their respective representatives will complete a physical inventory, observed by the Stockholders' Representative. The value so attributed to inventory shall be final, binding and conclusive for purposes of Section 3.8(c), 3.9 and Section 3.11. For purposes of this Section 3.8(a) and Sections 3.8(c), 3.9 and 3.11, any interest on Indebtedness deducted in the calculation of the Aggregate Merger Consideration pursuant to Section 3.8(b) shall not be accrued as a current liability, or deducted, in the determination of the Working Capital of the Company as of 11:59 p.m. on February 22, 2004, notwithstanding that accrued interest was included in the calculation set forth on Exhibit 3.8(c)(i).

4. For purposes of the calculation of the Aggregate Merger Consideration pursuant to Section 3.8(b) of the Agreement, (i) all items set forth on Exhibit A attached hereto shall be deemed to be "Indebtedness," (ii) the aggregate amount of Indebtedness (including accrued interest through the Effective Time) outstanding under the Third Amended and Restated Loan and Security Agreement, dated as of March 22, 2002, as amended, among Sweetheart Cup Company, as Borrower, the financial institutions named therein as the Lenders, and Bank of America, N.A., as Agent (the "CREDIT AGREEMENT"), shall be deemed to be US$ 159,215,615.43, and (iii) the aggregate amount of Indebtedness (including accrued interest through the Effective Time) outstanding under the Credit Agreement, dated as of June 15, 1998, as amended, between Lilly Cup, as Borrower, and General Electric Capital Canada Inc., as Lender (the "CANADIAN CREDIT AGREEMENT"), shall be deemed to be US$ 12,796,503.58.

5. Section 3.8(b)(iv)(C) of the Agreement shall be amended and restated in its entirety as follows:

               (C) all amounts paid or payable to acquire Cupcorp, Inc. pursuant to the Cupcorp Option Agreement,

6. The first sentence of Section 3.9(a) of the Agreement shall be amended and restated in its entirety as follows:

               As soon as practicable, but in no event later than 60 days following the Effective Time, Parent shall prepare and deliver to the Stockholders' Representative a statement of the consolidated Working Capital of the Company (calculated in the manner consistent with Exhibit 3.8(c)(i)) as of 11:59 p.m. on February 22, 2004 (the "CLOSING WORKING CAPITAL STATEMENT").

7. The Agreement shall be amended and supplemented by the addition of the following at the end of Section 3.10(b) of the Agreement.

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               ; PROVIDED, FURTHER, HOWEVER, that to the extent set forth in the
               Retention Escrow Agreement, the Deferred Payment Retention shall be reduced by an amount equal to the portion of such earnings distributed to Parent in connection with Parent's tax obligations with respect to such earnings. The Company and the Stockholders' Representative will jointly prepare and deliver to the Paying Agent all necessary calculations to permit the Paying Agent to make payments with respect to the Deferred Payment Rights.

8. The Agreement shall be amended and supplemented by the addition of the following sentence at the end of Section 4.9(b) of the Agreement:

               Cupcorp. Inc. has no liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise.

9. Section 7.10(b) of the Agreement shall be amended and restated in its entirety as follows:

               (b) the Company to consummate the purchase of Cupcorp, Inc. pursuant to that certain letter agreement between the Company and TCW Shared Opportunity Fund II, L.P., dated December 19, 2003 (the "CUPCORP OPTION AGREEMENT"), immediately prior to the Effective Time such that as of the Effective Time, Cupcorp, Inc. and its wholly-owned subsidiary Newcup LLC shall be direct or indirect wholly-owned subsidiaries of the Company.

10. Section 8.3(f) of the Agreement shall be amended and restated in its entirety as follows:

               All the Newcup Notes shall have been repurchased or redeemed by Newcup with funds provided to the Company by Parent, Newcup shall not own any 2008 Notes, Cupcorp, Inc. Newcup and Sweetheart Holdings, Inc. shall each be wholly-owned Subsidiaries of the Company, and the Company and each Company Subsidiary shall have been released from their obligations under the Newcup Arrangements as provided in Section 7.10.

11.     The Company represents, warrants, covenants and agrees that

        (a) Item 1 on Exhibit A attached hereto sets forth a true and correct list of all fees, costs and expenses incurred, or to be incurred, by the Company in connection with the Agreement and the transactions contemplated thereby that have not been either (i) paid in full by the Company prior to February 22, 2004 or (ii) fully accrued on the Estimated Working Capital Statement;

        (b) (i) the aggregate total amount payable with respect to the letter agreements described in Section 7.13(a) of the Company Disclosure
               Schedule is US

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               $9,339,500, (ii) such amount has been fully accrued on the
               Estimated Working Capital Statement, (iii) neither the Company nor any Company Subsidiary has any liabilities with respect to such letter agreements in excess of the amounts so accrued and
               (iv) all amounts payable with respect to such letter agreements will be paid by the Company prior to the Effective Time;

        (c) (i) the aggregate total amount payable pursuant to Section 7.13(c) of the Agreement with respect to charitable pledges made by or on behalf of the Company is US $1.8 million, (ii) such amount has been paid prior to February 22, 2004 or fully accrued on the Estimated Working Capital Statement, (iii) neither the Company nor any Company Subsidiary has any liabilities with respect to such pledges in excess of the amounts so accrued and
               (iv) all amounts payable with respect to such pledges will be paid by the Company prior to the Effective Time;

        (d) Item 2 on Exhibit A attached hereto sets forth the total amount payable by the Company in connection with the redemption by the Company of the Class C Common Stock held by American International Life Assurance Company of New York;

        (e) US $ 158,662,357.79 represents the aggregate amount of Indebtedness (including accrued interest) outstanding under the Credit Agreement as of February 22, 2004;

        (f) US$ 12,737,332.86 represents the aggregate amount of Indebtedness (including accrued interest) outstanding under the Canadian Credit Agreement as of February 22, 2004;

        (g)    Since February 22, 2004, the Company

               (i) has not incurred, and from and after the date hereof until the Effective Time will not incur, any liabilities or obligations of any kind that would be required to be reflected on a statement of the consolidated Working Capital of the Company as of the Effective Time (calculated in a manner consistent with Exhibit 3.8(c)(i) to the Agreement) prepared in accordance with GAAP applied on a basis consistent with the Target Working Capital, except for liabilities or obligations incurred with respect to (A) trade payables for the purchase of goods and services arising in the ordinary course of business consistent with past practice, (B) salary and welfare benefits for employees of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice (which for the avoidance of doubt shall not include any bonus or other compensation payable in connection with, or otherwise related to, the transactions contemplated by the Agreement or payments of any kind to affiliates or associates of

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                       the Company or any of its affiliates) and (C) the fees,
                       costs and expenses incurred by the Company in connection with the Agreement listed on Item 1 of Exhibit A attached hereto; and

               (ii) has not sold, transferred or otherwise disposed of, and from and after the date hereof until the Effective Time will not sell, transfer or dispose of, any (A) current asset (including ant payment of cash whether provided from operations, borrowings under the Credit Facility or otherwise) reflected in the Estimated Working Capital Statement or (B) other current asset (including ant payment of cash whether provided from operations, borrowings under the Credit Facility or otherwise), except for (1) sales of inventory in the ordinary course of business consistent with past practice and (2) cash payments with respect to trade payables for the purchase of goods and services that arose in the ordinary course of business consistent with past practice, the express terms of which required payment prior to the Effective Time; and

        (h) As of the Effective Time, the aggregate amount of Indebtedness (including accrued interest) outstanding under the Credit Agreement shall not exceed US $151,697,235.38.

        (i) As of the Effective Time, the aggregate amount of Indebtedness (including accrued interest) outstanding under the Canadian Credit Agreement shall not exceed CA$ 17,633,743.72.

        The representations, warranties, covenants and agreements set forth in this Item 11 of this Amendment No. 1 shall (i) not be subject to the limitation on indemnification set forth in Section 10.1(b) of the Agreement and (ii) for purposes of the condition set forth in Section 8.3(a) of the Agreement must be true and correct in all respects as of the Effective Time.

12. For purposes of Section 6.1 of the Agreement, Parent hereby consents to the Company entering into the agreements set forth on Exhibit B attached hereto.

13. For purposes of Sections 7.10(c) and 8.3(f) of the Agreement, the Company shall be deemed to have satisfied its obligations relating to the release of the Company and each Company Subsidiary from any and all obligations with respect to the Newcup Arrangements when (i) the documents included in Exhibit C attached hereto have been duly and validly executed by the signatories thereto, (ii) such documents have been delivered to Parent and (iii) all conditions to the effectiveness of such documents have been satisfied.

14. Except as specifically set forth in this Amendment No. 1, the Agreement shall remain in full force and effect.

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15.     This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

16. This Amendment No. 1 may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.


                            [Signature page follows.]

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        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this
Amendment No. 1 to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                            SOLO CUP COMPANY


                                            By /s/ Ronald L. Whaley
                                              ---------------------------------
                                              Name:
                                              Title:


                                            SOLO ACQUISITION CORP.


                                            By /s/ Ronald L. Whaley
                                              ---------------------------------
                                              Name:
                                              Title:


                                            SF HOLDINGS GROUP, INC.


                                            By /s/ Hans H. Heinsen
                                              ---------------------------------
                                              Name:  Hans H. Heinsen
                                              Title: Sr. Vice President and CFO

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EXHIBIT A

1.     a) Jefferies & Company, Inc.             $ 7,273,636.22
       b) Harris Williams                           500,000.00
       c) Kramer Levin                              574,617.27
       d) TCW                                        65,924.13
       e) Audax                                     10, 845.60
       f) Bank of New York                           10,000.00

2)     $ 2,536,435.00

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EXHIBIT B


1) Warrant Agreement, dated as of January 22, 2004, entered into by and between Newcup, LLC and Sweetheart Cup Company Inc.

2) Letter of Intent, dated February 19, 2004, between Earth Shell O.M., LLC and Sweetheart Holdings Inc.

3) Amendment to the letter agreement, dated September 22, 2003, between SF Holdings Group, Inc. ("SF") and Harvey L. Friedman.

4) Amendment to the letter agreement, dated September 22, 2003, between SF and Thomas Uleau.

5) Amendment to the letter agreement, dated September 22, 2003, between SF and Ingrid Santiago.

6) Amendment to the letter agreement, dated September 22, 2003, between SF and Hans H. Heinsen.

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EXHIBIT C

1) Option Exercise and Agreement of Transfer, dated as of February 27, 2004, by and among SF Holdings Group, Inc., NewCup, LLC, Audax Mezzanine Fund, L.P., Audax Co-Invest, L.P., Audax Trust Co-Invest, L.P. and AFF Co-Invest, L.P.

2) Release Instruction Letter, dated February 27, 2004, addressed to TCW/Crescent Mezzanine, L.L.C.

3) Release in favor NewCup, LLC, dated February 27, 2004 from TCW/Crescent Mezzanine, L.L.C., as collateral agent

4) Release in favor SF Holdings Group, Inc., dated February 27, 2004 from TCW/Crescent Mezzanine, L.L.C., as collateral agent